April 21, 1999                                        Registration No. 333-29885
Prospectus Supplement No. 4                     Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 24, 1997                       and Rule 424(c)
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                           PROSPECTUS SUPPLEMENT NO. 4
                                       to
                     RE-OFFER PROSPECTUS DATED JUNE 24, 1997

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                       HUNGARIAN TELEPHONE AND CABLE CORP.

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         The following information updates the "Selling  Stockholders"  section,
in  its  entirety,   of  the  re-offer  prospectus  dated  June  24,  1997  (the
"Prospectus") covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.'s 1992 Incentive Stock Option Plan, as amended, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

         The "Selling Stockholders" section is updated and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

         The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

         The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                              Shares
                                  Shares         Shares       Owned
                                  Owned Prior    Offered      After
Name and Title                    to Offering    Hereby       Offering   Percent
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Francis J. Busacca, Jr.           41,990          39,990      2,000          *
Chief Financial Officer

Frank R. Cohen                   112,750          87,750      5,000          *
former Director, Chief
Financial Officer and
Treasurer; current Consultant

                                                                     (continued)

                                                              Shares
                                  Shares         Shares       Owned
                                  Owned Prior    Offered      After
Name and Title                    to Offering    Hereby       Offering   Percent
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David A. Finley                   15,000          15,000           0         *
Director

Robert Genova                    324,747         293,747      31,000         *
former Director, President
and Chief Executive Officer;
current Consultant

Richard P. Halka                   5,000           5,000           0         *
former Treasurer
and Controller

William McGann                     1,000           1,000           0         *
Controller

James G. Morrison                 82,500          82,500           0         *
former Director, President
and Chief

Andrew E. Nicholson               67,325          65,000       2,325         *
former Senior Vice President

Peter T. Noone                    32,600          32,500         100         *
General Counsel

Donald K. Roberton               200,000         200,000           0         *
former Vice Chairman;
current Consultant

John B. Ryan                      26,000          25,000       1,000         *
Director

James H. Season
Director                          20,000          20,000           0         *

William E. Starkey
Director                          15,000          15,000           0         *

Daniel R. Vaughn
former Vice President             20,000          20,000           0         *
                                  ----------------------------------
                                 963,912         902,487      61,425

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*     Represents  as  to  each Selling Stockholder less than 1% of the shares of
      Common Stock outstanding.

Note: 10,000 of such shares previously offered were subsequently sold. The remaining 234,010 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.
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    The date of this Re-Offer Prospectus Supplement No. 4 is April 21, 1999.